Magnum D’Or Resources (MDOR) Executes a Securities Purchase Agreement that Provides $3.5mm in Convertible Debt Financing

HUDSON, Colo., Dec. 22 /PRNewswire-FirstCall/ — Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR ) (the “Company”), a next generation rubber recycling solutions company, announced today that the Company entered into a definitive purchase agreement on December 21, 2009, with institutional investors to place Senior Secured Convertible Notes due December 2010 totaling $3.5 million in gross proceeds before fees and expenses.  The closing is expected to take place on or about December 23, 2009, subject to the satisfaction of customary closing conditions.  The net proceeds of the financing will be used for general corporate purposes including purchasing of machines and equipment to produce recycled fine rubber powders, site work, and some working capital.

The Notes will bear interest at an annual rate of 9% payable quarterly in, at the Company’s option, cash or, subject to the satisfaction of certain customary conditions, registered shares of Company common stock, and the Notes will be convertible into shares of the Company’s common stock at a conversion price of $1.21 (the “Conversion Price”).  MDOR will also issue (1) Series A warrants to purchase 2,169,422 shares of the Company’s common stock in the aggregate with an exercise price of $1.21 per share that will be exercisable for five years from the date of issuance, (2) Series B Warrants to purchase 2,892,562 shares of the Company’s common stock in the aggregate with an exercise price of $1.21 per share that will be exercisable for one year from the date of issuance, and (3) Series C warrants to purchase 2,169,422 shares of the Company’s common stock in the aggregate with an exercise price of $1.21 per share that will be exercisable for five years from the date of issuance.    The Series C warrants are only exercisable in the same proportion that the Series B warrants are exercised.  The Notes and each of such warrants contain full-ratchet and other customary anti-dilution protections.

Beginning April 1, 2010, the Notes will amortize in ten equal monthly installments.  The amortization payments can be made in, at the Company’s option, either cash or, subject to the satisfaction of certain customary conditions, registered shares of common stock.  If the Company elects to pay in cash, then the Company will make a payment equal to 110% of the pro-rata principal amount of the Note being repaid.  If payment is made in stock, stock will be issued at a price per share equal to the lesser of (i) the Conversion Price and (ii) the price which shall be computed as 85% of the quotient of (I) the sum of each of the five (5) lowest Trading Day VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the applicable installment date divided by (II) five (5).

The Company and its subsidiaries will also enter into a Security Agreement (the “Security Agreement”) to secure payment and performance of the Company’s obligations under the Notes pursuant to which the Company and its subsidiaries granted the investors a security interest in all of their respective property.  Each subsidiary of the Company will also guarantee all of the Company’s obligations under the Notes.

The Company will be required to file a registration statement within 45 days of the closing date and will use its reasonable best efforts to cause the registration statement to be declared effective within 90 days of the closing date and 120 days in the event the SEC reviews the registration statement.

Chardan Capital Markets, LLC acted as exclusive placement agent for this transaction.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, each investor was an accredited investor and/or qualified institutional buyer, each investor had access to information about the Company and their investment, each investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

About MDOR: Magnum's positioned to become a global leader in rubber recycling solutions by utilizing proprietary "Green" technology that provides a one-of-a-kind resolution to all of the challenges in eliminating stockpiles of rubber scrap & tires worldwide. Through its partner SRI (http://www.srielastomers.com), Magnum controls exclusive rights to a variety of Next Generation technologies & patents that could potentially revolutionize the rubber recycling industry Worldwide. Magnum/SRI are currently using these technologies to produce next generation custom compounds, retread compounds, processing aids, advanced state-of-the-art equipment, and reactivated ambient/cryogenic rubber powders for the global market. Magnum/SRI premium compounds can be substituted in high specification compound applications with no appreciable loss in properties or performance, thus adding a substantial & meaningful reduction in raw material cost for clients without compromising product performance and quality.

Magnum's Quebec facility is 98,000+ sq. ft. and currently produces rubber buffing, nuggets, and crumb from recycled scrap tires. Company holds over $130 Million USD in open contracts.

Magnum's Colorado facility consists of 120 acres of commercially zoned land, buildings, equipment, and inventory of roughly 30 to 40 million tires. The facility is one of the largest tire landfills in the world.

Magnum Engineering International ('MEI'): is a wholly owned subsidiary of Magnum specializing in developing turnkey recycling plants and complete environmental & economical 'Green' solutions.

Magnum/SRI Independent Test Results from Rubber Research Institute of Malaysia Mark Historic Event for the Rubber Industry: http://magnumresources.net/investors/565, http://magnumresources.net/news/607.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc.,
Fort Lauderdale, FL
1-954-315-3883
www.magnumresources.net
mdor@magnumresources.net

Green Tech International Advisors
Corporate and Human Relations
1-561-674-2169
www.greentechinternationaladvisors.com
info@greentechinternationaladvisors.com